UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 19, 2011

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	(File Number)	Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 19, 2011, Motorsport.com, Inc. ("Motorsport"), a wholly-owned subsidiary of Net Element, Inc. (the "Company"), entered into an Advisor Agreement (the "Advisor Agreement") with Emerson Fittipaldi, pursuant to which Mr. Fittipaldi will provide business, marketing and technical consulting services to Motorsport.  In addition, pursuant to the Advisor Agreement, the Board of Directors of the Company agreed to elect Mr. Fittipaldi as a director of the Company within 60 days of July 19, 2011 and to retain Mr. Fittipaldi as a director of the Company during the term of the Advisor Agreement.  As consideration for Mr. Fittipaldi's consulting services to Motorsport, (i) the Company granted Mr. Fittipaldi 5 million shares of the Company's common stock, (ii) Motorsport agreed to pay Mr. Fittipaldi up to 20% of all advertising or sponsorship opportunities that he brings to Motorsport.com, and (iii) Motorsport agreed to pay Mr. Fittipaldi up to 50% of the revenue generated directly from Mr. Fittipaldi's social media activities.  In addition, Mr. Fittipaldi has the opportunity to earn a bonus of up to 1 million additional shares of common stock of the Company based upon his success in promoting Motorsport.com through his social networking activities, which bonus is in the sole discretion of the Board of Directors of the Company.  Either party may terminate the Advisor Agreement with or without cause (as defined in the Advisor Agreement) by providing the other party at least 30 days prior written notice of termination.  If Mr. Fittipaldi terminates the Advisor Agreement, he is required to forfeit a pro rata amount of the 5 million shares of the Company's common stock that were granted to him in accordance with the terms of the Advisor Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Advisor Agreement, effective as of July 19, 2011, between Motorsport.com, Inc. and Emerson Fittipaldi

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: July 25, 2011	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Advisor Agreement, effective as of July 19, 2011, between Motorsport.com, Inc. and Emerson Fittipaldi